UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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☐	Preliminary information statement.

NORTHERN FUNDS

(Name of Registrant as Specified in Its Charter)

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MULTI-MANAGER INTERNATIONAL EQUITY FUND

JOINT INFORMATION STATEMENT	XXX XX, 2010

Dear Northern Multi-Manager International Equity Fund Investor:

As you know, we continually monitor and manage the subadvisers in the Multi-Manager Funds. A dedicated team of investment professionals evaluates the subadvisers’ performance, portfolios, organizational structure, team composition, investment process and adherence to investment guidelines on an ongoing basis to ensure that each Fund’s subadvisers maintain an overall investment approach that meets our risk and return objectives. Consistent with this rigorous approach, we have recently made subadviser changes within the Northern Multi-Manager International Equity Fund.

Each of the Northern Multi-Manager Funds consists of subadvisers with distinct investment approaches. The Board of the Northern Multi-Manager Funds has appointed NFJ Investment Group, LLC (“NFJ”) as a new subadviser to the Northern Multi-Manager International Equity Fund as of October 1, 2010. The Board added NFJ as a subadviser to the Northern Multi-Manager International Equity Fund based on Northern’s recommendation to increase exposure to value managers, thereby improving the style balance of the Fund. The Board also believed, based on Northern’s recommendation, that NFJ would add needed exposure to emerging markets.

Please take a moment to read the enclosed Information Statement that describes the changes discussed above. We are excited about these changes and assure you that we will continue to closely monitor the subadvisers managing the Northern Multi-Manager Funds. If you have any questions about your investment in the Northern Multi-Manager Funds, please contact your financial advisor or call 800-595-9111.

Best regards,

Andrew C. Smith, CFA

Senior Vice President

Chief Investment Officer, NTCC

Jessica K. Hart

Senior Vice President, NTCC

NOT FDIC INSURED	May lose value/No bank guarantee

50 SOUTH LASALLE STREET	P.O. BOX 75986	CHICAGO, ILLINOIS 60675	800-595-9111	NORTHERNFUNDS.COM

Northern Funds Distributors, LLC, not affiliated with Northern Trust

MULTI-MANAGER INTERNATIONAL EQUITY FUND

INFORMATION STATEMENT

NORTHERN FUNDS—MULTI-MANAGER INTERNATIONAL EQUITY FUND

This Information Statement is being provided to the shareholders of the Northern Multi-Manager International Equity Fund (the “International Equity Fund” or “Fund”), a series of Northern Funds, a Delaware statutory trust (the “Trust”), in lieu of a proxy statement, pursuant to the terms of an exemptive order (the “Order”) that the Trust has received from the Securities and Exchange Commission (“SEC”). The Order permits the Trust’s investment advisers to engage or terminate subadvisers, and to enter into and materially amend an existing subadvisory agreement, upon the approval of the Board of Trustees, without obtaining shareholder approval. We are not asking you for a proxy and you are requested NOT to send us a proxy.

Shareholders of record at the close of business on [             ], 2010 are entitled to receive this Information Statement. This Information Statement is being sent to shareholders of the Fund on or about [             ], 2010.

The Investment Advisers and the Advisory Agreement

The Northern Trust Company of Connecticut (“NTCC”) and Northern Trust Investments, N.A. (“NTI”) (each, an “Investment Adviser” and collectively, the “Investment Advisers”), are each indirect subsidiaries of Northern Trust Corporation (“NTC”) and serve jointly as the Investment Advisers for the Fund and are responsible for its overall administration. NTCC is located at 300 Atlantic Street, Stamford, CT 06901. NTI and NTC are each located at 50 South LaSalle Street, Chicago, IL 60603.

Under an Investment Advisory and Ancillary Services Agreement dated May 5, 2006, as amended, among the Trust and the Investment Advisers, (the “Advisory Agreement”), subject to the general supervision of the Trust’s Board of Trustees, the Investment Advisers make decisions with respect to, and place orders for, all purchases and sales of portfolio securities for the Fund and also provide certain ancillary services. However, the Advisory Agreement permits the Investment Advisers, subject to approval by the Board of Trustees, to delegate to one or more subadvisers any or all of their portfolio management responsibilities under the Advisory Agreement pursuant to a written agreement with each subadviser, subject to the provisions of the Order. As of the date of this Information Statement, the Investment Advisers have delegated substantially all their portfolio management responsibilities for the Fund to subadvisers, with the exception of cash management services for the Fund. The Investment Advisers remain responsible for supervision and oversight of the portfolio management services performed by the subadvisers, including compliance with the Fund’s investment objectives and policies. The Advisory Agreement was approved by the initial sole shareholder of the Fund upon the Fund’s inception.

As compensation for advisory services and the assumption of related expenses, the Investment Advisers are entitled to an advisory fee, computed daily and payable monthly, at the annual rates set forth in the table below (expressed as a percentage of the Fund’s average daily net assets).

FUND	ANNUAL FEE RATE	AVERAGE DAILY NET ASSETS
Multi-Manager International Equity Fund	1.10% 1.03% 0.99%	First $1 Billion Next $1 Billion Over $2 Billion

NFJ Investment Group, LLC and the NFJ Agreement

THE NFJ AGREEMENT. At a meeting of the Board of Trustees held on August 5, 2010, the Trustees, including all of the Independent Trustees voting separately, approved a new subadvisory agreement (the “NFJ Agreement”) with respect to the International Equity Fund among the Investment Advisers and NFJ Investment Group, LLC (“NFJ”). The NFJ Agreement became effective on October 1, 2010. Under the NFJ Agreement, NFJ manages a portion of the International Equity Fund’s assets. The International Equity Fund’s remaining assets are currently allocated among four other subadvisers: Altrinsic Global Advisors, LLC, Tradewinds Global Investors, LLC, UBS Global Asset Management (America), Inc. and William Blair & Company, LLC, each of which manages a portion of the International Equity Fund’s assets.

The NFJ Agreement provides that NFJ shall, subject to the supervision and oversight of the Investment Advisers, manage the investment and reinvestment of the portion of the International Equity Fund’s assets that the Investment Advisers may allocate to NFJ. The NFJ Agreement provides that generally in selecting brokers or dealers to place orders for transactions (i) on common and preferred stocks, NFJ shall use its best judgment to obtain the best overall terms available, and (ii) NFJ shall attempt to obtain best net price and execution. Generally, in assessing the best overall terms available for any transaction, NFJ is to consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available and in selecting the broker or dealer to execute a

MULTI-MANAGER FUNDS	2	NORTHERN INFORMATION STATEMENT

MULTI-MANAGER INTERNATIONAL EQUITY FUND

XXX XX, 2010

particular transaction, NFJ may consider the brokerage and research services provided to the International Equity Fund and/or other accounts over which NFJ or an affiliate exercises investment discretion. A broker or dealer providing brokerage and/or research services may receive a higher commission than another broker or dealer would receive for the same transaction.

On occasions when NFJ deems the purchase or sale of a security to be in the best interests of the International Equity Fund as well as other fiduciary or agency accounts managed by NFJ, the NFJ Agreement provides that NFJ, to the extent permitted by applicable laws and regulations, may aggregate the securities to be sold or purchased for the International Equity Fund with those to be sold or purchased for such other accounts in order to obtain the best net price and execution. In such an event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by NFJ in the manner it considers to be most fair and equitable over time to the International Equity Fund and the other accounts involved. In some instances, this procedure may adversely affect the size of the position obtainable for the International Equity Fund or the amount of the securities that are able to be sold for the International Equity Fund. To the extent that the execution and price available from more than one broker or dealer are believed to be comparable, the NFJ Agreement permits NFJ, at its discretion but subject to applicable law, to select the executing broker or dealer on the basis of NFJ’s opinion of the reliability and quality of the broker or dealer.

The NFJ Agreement provides that NFJ shall not be subject to any liability in connection with the performance of its services thereunder in the absence of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties. The NFJ Agreement also provides that each Investment Adviser will indemnify NFJ against certain liabilities and expenses, except that NFJ shall not be indemnified for any liability and expenses that result from NFJ’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties under the NFJ Agreement.

Generally, the NFJ Agreement may be terminated without penalty by vote of the Board of Trustees or by vote of a majority of the outstanding voting securities of the International Equity Fund, upon 60 days’ written notice, or by the Investment Advisers immediately upon notice to NFJ. The NFJ Agreement terminates automatically in the event of an assignment (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)). The NFJ Agreement also may be terminated by NFJ upon 30 days’ written notice and automatically terminates upon termination of the Advisory Agreement.

As compensation for its services under the NFJ Agreement, NFJ receives fees from the Investment Advisers out of the fees that the International Equity Fund pays to the Investment Advisers under the Advisory Agreement. No additional fees are payable by the International Equity Fund directly to NFJ. The International Equity Fund would have paid the same amount of advisory fees had the NFJ Agreement been in effect during the last fiscal year.

INFORMATION ABOUT NFJ. NFJ has managed a portion of the International Equity Fund since October 1, 2010. NFJ is located at 2100 Ross Avenue, Suite 700, Dallas, TX 75201 and is a successor to NFJ Investment Group, Inc., which commenced operations in 1989. NFJ is a wholly owned subsidiary of Allianz Global Investors Capital LLC, which is a wholly owned subsidiary of Allianz Global Investors of America, L.P., each located at 680 Newport Beach Center Drive, Suite 250, Newport Beach, CA 92660. As of June 30, 2010, NFJ had assets under management of approximately $28.9 billion. NFJ believes portfolios consisting of low price to earnings, dividend-paying stocks will outperform over time. NFJ’s process attempts to successfully identify out-of-favor companies with strong underlying fundamentals. NFJ believes that strict adherence to this process should result in consistent performance over time.

PORTFOLIO MANAGERS. A team is responsible for the day-to-day management of the portion of the Fund subadvised by NFJ. The team is led by Ben Fischer, CFA, and also consists of Paul Magnuson, Thomas Oliver, CFA, CPA, R. Burns McKinney, CFA, and L. Baxter Hines. Mr. Fischer is a Managing Director and Portfolio Manager/Analyst and has been with NFJ since 1989. Mr. Magnuson is a Managing Director and Portfolio Manager/Analyst and has been with NFJ since 1992. Mr. Oliver is a Senior Vice President and Portfolio Manager/Analyst and has been with NFJ since 2005. Mr. McKinney is a Senior Vice President and Portfolio Manager/Analyst and has been with NFJ since 2006. Mr. Hines is a Vice President, Portfolio Manager, and Lead Analyst for the team and has been with NFJ since 2008.

NORTHERN INFORMATION STATEMENT	3	MULTI-MANAGER FUNDS

MULTI-MANAGER INTERNATIONAL EQUITY FUND

INFORMATION STATEMENT

PRINCIPAL EXECUTIVE OFFICERS AND DIRECTORS. Set forth below in alphabetical order is a list of each executive officer and director of NFJ indicating position(s) held with NFJ and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o NFJ at the address noted above.

NAME	POSITION(S) HELD WITH NFJ	OTHER SUBSTANTIAL BUSINESS, PROFESSION, VOCATION OR EMPLOYMENT
Barbara R. Claussen	Managing Director, Chief Operating Officer	None
Ben J. Fischer	Managing Director, Portfolio Manager	None
John L. Johnson, CFA	Managing Director, Portfolio Manager	None
Paul A. Magnuson	Managing Director, Portfolio Manager	None

OTHER ADVISORY CLIENTS. NFJ also acts as subadviser to various other registered investment companies that have similar investment objectives to the International Equity Fund. The table below sets forth certain information with respect to such investment companies.

NAME OF FUND	NET ASSETS	ANNUAL RATE OF ADVISORY FEES AS A PERCENTAGE OF NET ASSETS
Allianz NFJ International Value Fund	$1,502,486,069 (as of July 31, 2010)	0.50%
Account Number 2	$660,438,042 (as of May 31, 2010)	0.55%
AZL NFJ International Value Fund	$138,709,780 (as of July 31, 2010)	0.55%

TRUSTEES’ CONSIDERATIONS IN APPROVING THE AGREEMENT. The NFJ Agreement was approved by the Board of Trustees, including all of the Independent Trustees voting separately, of the International Equity Fund at a meeting held on August 5, 2010 (the “Meeting”). In connection with the Meeting, the Trustees reviewed information and written materials from the Investment Advisers and NFJ regarding (i) the nature and quality of the investment advisory services to be provided by NFJ, including the experience and qualifications of the personnel providing such services; (ii) NFJ’s financial condition, history of operations and ownership structure; (iii) NFJ’s brokerage and soft dollar practices; (iv) NFJ’s investment strategies and styles of investing; (v) the performance history of NFJ with respect to accounts or funds managed similarly to the International Equity Fund; (vi) NFJ’s compliance policies and procedures (including its code of ethics) and the Trust’s Chief Compliance Officer’s evaluations of such policies and procedures; (vii) NFJ’s conflicts of interest in managing the International Equity Fund; and (viii) the terms of the NFJ Agreement. The Trustees also considered the Investment Advisers’ explanations for why NFJ was expected to impact Fund performance.

The Trustees also reviewed the Investment Advisers’ proprietary method for allocating assets among the various subadvisers and the proposed allocations of assets among NFJ and the other subadvisers to the International Equity Fund.

In connection with the approval of the new subadvisory agreement for the International Equity Fund, the Trustees gave weight to various factors but did not identify any single factor as controlling their decision. However, the Trustees relied upon the recommendations and evaluations of the Investment Advisers with respect to NFJ.

Nature, Extent and Quality of Services

The Trustees considered the information provided by the Investment Advisers with respect to NFJ’s qualifications and experience in managing the type of strategies for which NFJ was being engaged. The Trustees also considered the Trust’s Chief Compliance Officer’s evaluation of NFJ’s compliance programs and the recommended compliance monitoring schedule for NFJ. The Trustees also considered the experience that NFJ had with respect to managing investments for registered investment companies and the quality of the portfolio managers proposed to manage the International Equity Fund’s assets. Finally, the Trustees considered NFJ’s management of potential conflicts of interest that might result from their management of the International Equity Fund and other accounts. The Trustees concluded that NFJ was able to provide quality services to the International Equity Fund.

MULTI-MANAGER FUNDS	4	NORTHERN INFORMATION STATEMENT

MULTI-MANAGER INTERNATIONAL EQUITY FUND

XXX XX, 2010

Fees and Performance

With respect to the subadvisory fees, the Trustees considered that NFJ would be paid by the Investment Advisers out of their advisory fees and not by the International Equity Fund. The Trustees also believed, based on the representations of the Investment Advisers, that the NFJ Agreement had been negotiated at arms length among the Investment Advisers and NFJ. The Trustees also noted that the terms of the NFJ Agreement were substantially identical to the existing subadvisory agreements with other subadvisers to the International Equity Fund. Finally, the Trustees considered the Investment Advisers’ representations that the fees to be paid to NFJ were reasonable in light of the anticipated quality of services to be provided by NFJ.

The Trustees also considered projected profitability to the Investment Advisers of the International Equity Fund before and after the addition of NFJ. This comparison showed no material change to the Investment Advisers’ profitability. The Trustees did not consider profitability of NFJ as they did not consider it to be particularly relevant because the Investment Advisers will be paying NFJ out of their advisory fees. The Investment Advisers therefore have an incentive to negotiate the lowest possible subadvisory fees.

With respect to performance, the Trustees reviewed information showing historical performance of NFJ with respect to the investment strategies for which it was being engaged. In addition, the Trustees reviewed a report prepared by the Investment Advisers showing the performance of the International Equity Fund over various periods of time if NFJ had been managing the Fund along with the existing subadvisers to the Fund.

Economies of Scale

The Trustees considered comparisons of NFJ’s fees at various asset levels of the International Equity Fund and in relation to the other existing subadvisers of the Fund. The Trustees also considered information prepared by the Investment Advisers that showed that the levels of aggregate subadvisory fee rates decreased as the International Equity Fund’s assets increased. However, the Trustees generally considered economies of scale with respect to the Fund primarily at the advisory level given that the Investment Advisers will be paying NFJ out of their advisory fees.

Other Benefits

The Trustees considered other benefits to be derived by NFJ as a result of its relationship with the International Equity Fund. These benefits included research and other benefits in connection with brokerage commissions paid by the International Equity Fund. The Trustees also considered the other relationships that NFJ had with the Investment Advisers, including subadvisory relationships.

Based on the Trustees’ deliberations and the recommendations by the Investment Advisers, the Trustees concluded that the fees proposed to be paid to NFJ were reasonable in light of the services to be provided by them and that the NFJ Agreement should be approved.

Additional Information

ADVISORY AND SUBADVISORY FEES. For the fiscal year ended March 31, 2010, the International Equity Fund paid advisory fees to the Investment Advisers in the aggregate amount of $22,043,587 and the Investment Advisers paid subadvisory fees to the subadvisers of the International Equity Fund in the aggregate amount of $7,618,154.

As of [             ], 2010, the Trustees and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. The following table sets forth certain information regarding the Fund’s payment of brokerage commissions to affiliated persons for the fiscal year ended March 31, 2010:

NORTHERN INFORMATION STATEMENT	5	MULTI-MANAGER FUNDS

BROKER NAME	COMMISSIONS PAID TO AFFILIATED PERSONS	% OF TOTAL COMMISSIONS PAID TO AFFILIATED PERSONS IN MOST RECENT FISCAL YEAR	TOTAL AMOUNT OF TRANSACTIONS ON WHICH COMMISSIONS WERE PAID TO AFFILIATED PERSONS	% OF TOTAL AMOUNT OF TRANSACTIONS ON WHICH COMMISSIONS WERE PAID TO AFFILIATED PERSONS
Bank of America	$292,937	7.41%	$16,254,927,919	8.70%
UBS Securities	$189,350	4.79%	$3,422,703,365	1.83%

BANK OF AMERICA/TRADEWINDS GLOBAL INVESTORS LLC. In November 2007, Tradewinds Global Investors, LLC’s (“Tradewinds”) parent company, Nuveen Investments, Inc. (“Nuveen”), was acquired by Windy City Investments, Inc., which is wholly owned by Windy City Investments Holdings, L.L.C. (“Holdings”), a holding company formed by equity investors led by Madison Dearborn Partners, LLC, a private equity firm. Based upon the ownership of Holdings by Merrill Lynch & Co. and its affiliates (“Merrill Lynch”), which was acquired by Bank of America Corporation (“Bank of America” and together

MULTI-MANAGER INTERNATIONAL EQUITY FUND

INFORMATION STATEMENT

with Merrill Lynch and their affiliates, “ML/BofA”), ML/BofA is an indirect investor in Nuveen.

UBS SECURITIES/UBS GLOBAL ASSET MANAGEMENT (AMERICA) INC (“UBS GLOBAL AM”). UBS Global AM is an indirect, wholly owned subsidiary of UBS AG located at Bahnhofstrasse 45, Ch-8001 Zurich, Switzerland and a member of the UBS Global Asset Management business division.

INFORMATION ABOUT NTCC. NTCC, an Investment Adviser of the Fund, is a state bank and trust company organized under the laws of the State of Connecticut and a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). NTCC is wholly owned by Northern Trust Global Advisors, Inc (“NTGA”). NTGA is wholly owned by The Northern Trust Company (“TNTC”), which in turn is wholly owned by NTC. NTCC and NTGA are each located at 300 Atlantic Street, Stamford, CT 06901. TNTC and NTC are each located at 50 South LaSalle Street, Chicago, IL 60603.

Set forth below in alphabetical order is a list of each executive officer and manager of NTCC indicating position(s) held with NTCC and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o NTCC at the address noted above.

NAME	POSITION(S) HELD WITH NTCC	OTHER SUBSTANTIAL BUSINESS, PROFESSION, VOCATION OR EMPLOYMENT
Robert P. Browne	Executive Vice President	Executive Vice President, Chief Investment Officer and Director of NTI
Jennifer L. Driscoll	Director	None
Stephen A. Hearty	Director	None
Susan J. Hill	Chief Compliance Officer	Chief Compliance Officer and Senior Vice President of NTI
Joseph W. McInerney	Chief Executive Officer and President	None
William L. Morrison	Director	None
Stephen N. Potter	Director	Chief Executive Officer, President and Director of NTI
Beth M. Provanzana	Chief Financial Officer	Senior Vice President and Chief Financial Officer of NTI
Alan W. Robertson	Chairman and Director	Executive Vice President and Director of NTI
Andrew S.C. Smith	Chief Investment Officer	None

INFORMATION ABOUT NTI. NTI, an Investment Adviser of the Fund, is a national banking association and an investment adviser registered under the Advisers Act. NTI is wholly owned by TNTC, which in turn is wholly owned by NTC. Each of these entities are located at 50 South LaSalle Street, Chicago, IL 60603.

Set forth below in alphabetical order is a list of each executive officer and manager of NTI indicating position(s) held with NTI and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o NTI at the address noted above.

NAME	POSITION(S) HELD WITH NTI	OTHER SUBSTANTIAL BUSINESS, PROFESSION, VOCATION OR EMPLOYMENT
Robert P. Browne	Executive Vice President, Chief Investment Officer and Director	Executive Vice President of NTCC
Christopher W. Carlson	Senior Vice President, Chief Operating Officer and Director	None
Mark C. Gossett	Executive Vice President and Director	None
Susan J. Hill	Chief Compliance Officer and Senior Vice President	Chief Compliance Officer of NTCC
Stephen N. Potter	Chief Executive Officer, President and Director	Director of NTCC
Beth M. Provanzana	Senior Vice President and Chief Financial Officer	Chief Financial Officer of NTCC
Alan W. Robertson	Executive Vice President and Director	Chairman and Director of NTCC
Joyce M. St. Clair	Executive Vice President and Director	None
Lloyd A. Wennlund	Executive Vice President and Director	None

MULTI-MANAGER FUNDS	6	NORTHERN INFORMATION STATEMENT

MULTI-MANAGER INTERNATIONAL EQUITY FUND

XXX XX, 2010

INFORMATION ABOUT DISTRIBUTOR AND ADMINISTRATOR. Northern Funds Distributors, LLC, with principal offices at Three Canal Plaza, Suite 100, Portland, Maine, 04101, serves as the Fund’s distributor. NTI, located at 50 South LaSalle Street, Chicago, Illinois 60603 acts as administrator for the Fund. TNTC acts as sub-administrator for the Fund.

SHAREHOLDER REPORTS. The Fund will furnish, without charge, copies of its [March 31, 2010] annual report to any shareholder upon request addressed to: Northern Funds, P.O. Box 75986, Chicago, Illinois 60675-5986, by telephone at 1-800-595-9111, or by e-mail at northern-funds@ntrs.com.

SHARE OWNERSHIP INFORMATION. As of [            ], 2010, the record date for shareholders receiving this Information Statement, the International Equity Fund had [            ] shares outstanding. There were no persons or entities that owned of record or beneficially more than 5% of the shares of the Fund as of [            ], 2010.

MULTIPLE SHAREHOLDERS IN A HOUSEHOLD. If you are a member of a household in which multiple shareholders of your Fund share the same address, and the Fund or your broker or bank (for “street name” accounts) has received consent to household material, then the Fund or your broker or bank may have sent to your household only one copy of this Information Statement, unless the Fund or your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Information Statement, your Fund will deliver promptly a separate copy of this Information Statement to you upon written or oral request. To receive a separate copy of this Information Statement, or if you would like to receive a separate copy of future information statements, proxy statements, prospectuses or annual reports, please contact Northern Funds by calling (800) 595-9111, by mail at Northern Funds, P.O. Box 75986, Chicago, Illinois 60675-5986 or by e-mail at northern-funds@ntrs.com. On the other hand, if you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact Northern Funds at the telephone number or address stated above. If your shares are held in street name, please contact your broker or bank.

SHAREHOLDER PROPOSALS. The Trust is not required, nor does it intend, to hold annual meetings of shareholders for the election of Trustees and other business. Instead, meetings will be held only when and if required (for example, whenever less than a majority of the Board of Trustees holding office has been elected by the shareholders or when the Trustees have received a written request to call a meeting for the purpose of voting on the question of the removal of any Trustee from the holders of record of at least 10% of the outstanding shares). Any shareholders desiring to present a proposal for consideration at the next meeting for shareholders of the Fund must submit the proposal in writing so that it is received by the Fund within a reasonable time before any meeting. These proposals should be sent to the Trust at 50 South LaSalle Street, Chicago, Illinois 60603.

NORTHERN INFORMATION STATEMENT	7	MULTI-MANAGER FUNDS

50 South LaSalle Street P.O. Box 75986 Chicago, Illinois 60675-5986 800-595-9111 northernfunds.com